Exhibit 10.3

TAX SHARING AGREEMENT

This Tax Sharing Agreement (this “Agreement”) is entered into as of June 14, 2010 between Pharmaceutical Product Development, Inc., a North Carolina corporation (“PPD”), and Furiex Pharmaceuticals, Inc., a Delaware corporation that currently is wholly owned subsidiary of PPD (“Furiex” each of PPD and Furiex is a “Party” and, together are the “Parties”. Terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, by and between PPD and Furiex (the “Separation Agreement”).

RECITALS

WHEREAS, PPD is the common parent corporation of an affiliated group of corporations within the meaning of section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which has filed consolidated federal income tax returns;

WHEREAS, Furiex is a newly formed, wholly owned subsidiary of PPD;

WHEREAS, pursuant to the Separation Agreement, among other transactions PPD will transfer to Furiex all of the Furiex Assets and Furiex will issue to PPD shares of Furiex Common Stock (the “Contribution”);

WHEREAS, on the Distribution Date at the Effective Time, PPD will distribute all of the issued and outstanding shares of Furiex Common Stock on a pro rata basis to holders of PPD Common Stock (the “Distribution”);

WHEREAS, the Parties intend that the Distribution qualify as a non-taxable distribution described in section 355 of the Code (the “Distribution Tax Treatment”);

WHEREAS, the Parties intend that after the Distribution Date Furiex will not be a member of the PPD Group and will not be includable within PPD’s tax return for federal income tax purposes;

WHEREAS, the Parties intend that the Contribution, taking into account the Distribution, qualify as a series of tax-free transfers under the Code (the “Contribution Tax Treatment”); and

WHEREAS, the Parties desire to set forth their rights and obligations with respect to Taxes (as defined herein) due for periods before and after the Distribution Date;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” shall mean the Ancillary Agreements as set forth in the Separation Agreement, together with the Separation Agreement.

“Code” shall have the meaning set forth in the recitals.

“Compound Business” shall have the meaning set forth in the Separation Agreement.

“Contribution” shall have the meaning set forth in the recitals.

“Contribution Tax Treatment” shall have the meaning set forth in the recitals.

“Dispute” shall have the meaning set forth in Article VIII.

“Distribution” shall have the meaning set forth in the recitals.

“Distribution Date” shall mean the date hereof.

“Distribution Tax Treatment” shall have the meaning set forth in the recitals.

“Effective Time” shall mean 11:59 p.m., Wilmington, North Carolina time, on the Distribution Date, at which time the Distribution is effective.

“Final Determination” shall mean a determination within the meaning of section 1313 of the Code or any similar provision of state or local Tax law.

“Governmental Authority” shall have the meaning set forth in the Separation Agreement.

“Group” shall have the meaning set forth in the Separation Agreement.

“Liability” shall mean any particular single debt, liability or obligation that is included within the definition of Liabilities.

“Liabilities” shall have the meaning set forth in the Separation Agreement.

“Furiex” shall have the meaning set forth in the preamble to this Agreement.

“Furiex Assets” shall have the meaning set forth in the Separation Agreement.

“Furiex Common Stock” shall have the meaning set forth in the Separation Agreement.

“Furiex Filed Tax Return” shall have the meaning set forth in Section 2.01(b).

“Furiex Group” shall have the meaning set forth in the Separation Agreement.

“Furiex Indemnitees” shall have the meaning set forth in Section 4.01(a).

“Furiex Taxes” shall have the meaning set forth in Section 2.03(a).

“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” shall have the meaning set forth in the Separation Agreement.

“Post-Distribution Period” shall mean any taxable year or other taxable period beginning after the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Distribution Date.

“PPD” shall have the meaning set forth in the preamble to this Agreement.

“PPD Filed Tax Return” shall have the meaning set forth in Section 2.01(a).

“PPD Group” shall have the meaning set forth in the Separation Agreement.

“PPD Indemnitees” shall have the meaning set forth in Section 4.01(b).

“PPD Taxes” shall have the meaning set forth in Section 2.03(b).

“Pre-Distribution Period” shall mean any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.

“Separation Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” shall mean any and all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Governmental Authority, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value-added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Advisor” shall have the meaning set forth in Article VIII.

“Tax Contest” shall have the meaning set forth in Section 5.01.

“Tax Information Packages” shall mean any information required in order to prepare and file any PPD Filed Tax Return.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Governmental Authority or any bill for or notice related to ad valorem or other similar Taxes received from a Governmental Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transfer Taxes” shall have the meaning set forth in Section 2.03(g).

1.02 References; Interpretation. References in this Agreement to the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules and Exhibits hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified. The word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.

ARTICLE II

TAX RETURNS AND TAX PAYMENTS

2.01 Obligations to File Tax Returns.

(a) PPD shall have the sole and exclusive responsibility for the preparation and filing of each Tax Return that (i) includes any member of the PPD Group or the Furiex Group and is for a Tax year ending on or before the Distribution Date or (ii) includes any member of the PPD Group and is required to be filed after the Distribution Date (each, a “PPD Filed Tax Return”); provided, however, that (A) all PPD Filed Tax Returns shall be prepared on a basis that is consistent with both the Contribution Tax Treatment and the Distribution Tax Treatment, (B) Furiex shall promptly prepare and deliver to PPD in a manner consistent with past practices pro forma Tax Returns and Tax Information Packages for any taxable period in which any member of the Furiex Group is included in, or any portion of the Compound Business is reflected on, a PPD Filed Tax Return, (C) PPD shall provide to Furiex sufficiently in advance of the due date for the filing thereof, and Furiex shall have a reasonable opportunity to review and comment on, any such PPD Filed Tax Return (or the relevant portion thereof) to the extent that Furiex is responsible for any portion of the Taxes reported on such PPD Filed Tax Return, and (D) in the case of any PPD Filed Tax Return that includes any member of the Furiex Group or the Compound Business for only the portion of the relevant taxable period that ends on the Distribution Date, Taxes shall be allocated to the portion of such taxable period that ends on the Distribution Date based on an actual or hypothetical closing of the books at the Effective Time. Each member of the Furiex Group hereby irrevocably authorizes and designates PPD as its agent, coordinator and administrator for the purpose of taking any and all actions necessary or incidental to the filing of any such PPD Filed Tax Returns and, except as otherwise provided herein, for the purpose of making payments to, or collecting refunds from, any Governmental Authority in respect of a PPD Filed Tax Return. Except as otherwise provided herein, PPD shall have the exclusive right to file, prosecute, compromise or settle any claim for, or refund of, Taxes in respect of a PPD Filed Tax Return for which PPD bears responsibility hereunder and to determine whether any refunds of Taxes to which the PPD Group may be entitled shall be received by way of refund or credit against the Tax liability of the PPD Group.

(b) Furiex shall have the sole and exclusive responsibility for the preparation and filing of each Tax Return that (i) is required to be filed after the Distribution Date, (ii) includes any member of the Furiex Group or otherwise relates to the Compound Business and (iii) is not a PPD Filed Tax Return (each, a “Furiex Filed Tax Return”); provided, however, that, except as otherwise required by law, (A) all Furiex Filed Tax Returns shall be prepared on a basis that is consistent with both the Contribution Tax Treatment and the Distribution Tax Treatment, (B) Furiex shall provide to PPD sufficiently in advance of the due date for the filing thereof, and PPD shall have a reasonable opportunity to review and comment on, any such Furiex Filed Tax Return (or the relevant portion thereof) to the extent that PPD is responsible for any portion of the Taxes reported on such Furiex Filed Tax Return, and (C) in the case of any Furiex Filed Tax Return that includes any member of the Furiex Group or the Compound Business for only the portion of the relevant taxable period that begins after the Distribution Date, Taxes shall be allocated to the portion of such taxable period that begins after the Distribution Date based on an actual or hypothetical closing of the books at the Effective Time.

2.02 Obligation to Remit Taxes. Subject to Section 2.01 and subject always to the ultimate division of responsibility for Taxes set out in Section 2.03, PPD and Furiex shall each remit or cause to be remitted to the applicable Governmental Authority in a timely manner any Taxes due in respect of any Tax Return that such Party is required to file (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such Party or a member of such Party’s Group to any Governmental Authority); provided, however, that in the case of any Tax Return, the Party not required to file such Tax Return shall remit to the Party required to file such Tax Return in immediately available funds the amount of any Taxes reflected on such Tax Return for which the former Party is responsible hereunder at least two Business Days before payment of the relevant amount is due to a Governmental Authority.

2.03 Tax Sharing Obligations and Prior Agreements.

(a) Furiex and the members of the Furiex Group shall be responsible for the payment of (and shall be entitled to any refund of or credit for) all Taxes (i) that are attributable to any member of the Furiex Group or the Compound Business for any taxable period, in accordance with the principles set forth in clause (D) of the proviso in Section 2.01(a), but applying the principles or assumptions that (A) the determination of any such Taxes for any Pre-Distribution Period shall be made treating the Furiex Group or the Compound Business, as applicable, as a stand-alone corporation, using methods and conventions consistent with past practices, (B) such Taxes shall not include any Taxes incurred by any member of any Group in connection with either the Contribution or the Distribution except as required by 2.03(a)(ii), and (C) such Taxes shall be net of any Tax attributes attributable to the Furiex Group, the Compound Business or the PPD Group that are available (taking into account any Tax liability incurred by any member of the PPD Group in connection with either the Contribution or the Distribution) to reduce (whether or not they actually reduce) the Tax Liability of any member of any Group for any Pre-Distribution Period or any member of the PPD Group for any Post-Distribution Period, or (ii) resulting from any breach of or inaccuracy in any representation, covenant or obligation of any member of the Furiex Group under this Agreement (all such taxes described in this subsection (a) are, collectively, “Furiex Taxes”).

(b) PPD and the members of the PPD Group shall be responsible for the payment of (and shall be entitled to any refund of or credit for) all Taxes (i) that are attributable to any member of the PPD Group, other than Furiex Taxes, or (ii) resulting from any breach of or inaccuracy in any representation, covenant or obligation of any member of the PPD Group under this Agreement (collectively, “PPD Taxes”).

(c) If, prior to the Distribution, a deposit (including a payment of estimated Taxes) was made with respect to any Tax for which Furiex or the members of the Furiex Group are responsible under this Agreement, such deposit shall be assigned to Furiex, and Furiex shall be liable only for the amount of such Tax ultimately due in excess of the applicable deposit. To the extent the amount of such deposit exceeds the amount of Tax attributable to such deposit that is ultimately due, PPD shall pay such excess over to Furiex within five days after the filing of the applicable PPD Filed Tax Return.

(d) If one party receives refunds or claims credits with respect to Taxes for which the other Party or the members of such other Party’s Group are responsible under this Agreement, the receiving or claiming party shall remit payment to such other Party in the amount of such received refund or claimed credit within five days after the first Party receives such refund or files the Tax Return claiming such credit, as applicable. If and to the extent that any such refund is ultimately returned by the recipient or credit is subsequently reduced as a result of any adjustment required by any Governmental Authority, such other Party shall pay the amount of such returned refund or reduction to the first Party within five days of receiving notice of such returned refund or reduction from the first Party.

(e) At Furiex’s request, the PPD Group shall, at Furiex’s expense, use its reasonable commercial efforts to obtain any refund or credit of a Tax or item included in a PPD Filed Tax Return to which any member of the Furiex Group is entitled pursuant to this Agreement, including through filing appropriate Tax Returns or related forms with the applicable Governmental Authority; provided, however, that the PPD Group shall not be required to comply with such request if PPD reasonably determines that attempting to obtain such refund or credit will have a material adverse impact on any member of the PPD Group.

(f) Except as set forth in this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the PPD Group and any member of the Furiex Group shall be terminated with respect to the Furiex Group as of the Distribution Date, and no member of the Furiex Group shall have any continuing rights or obligations thereunder.

(g) PPD shall be liable for and shall pay on a timely basis, and pursuant to Article IV shall indemnify, defend and hold harmless Furiex from and against, all transfer, documentary, sales, use, registration and such other Taxes (excluding any Taxes based on or attributable to income or gains) and related fees (including any penalties, interest, and addition to Tax) arising out of or incurred in connection with the Contribution or the Distribution (“Transfer Taxes”), provided, however, nothing herein shall require PPD to pay any amounts for which Furiex is required to indemnify PPD under Section 2.03(a)(ii) hereof.

2.04 Amended Returns.

(a) Furiex shall not, and shall not permit any member of the Furiex Group to, file any amended Tax Return that includes any member of the PPD Group.

(b) PPD shall not, and shall not permit any member of the PPD Group to, file any amended Tax Return that increases any Furiex Tax or otherwise gives rise to indemnification pursuant to Section 4.01(b).

ARTICLE III

COVENANTS

3.01 Furiex Covenants. Notwithstanding anything else to the contrary contained in this Agreement or any other agreement, Furiex (on behalf of itself and all other members of the Furiex Group) hereby confirms and agrees that neither Furiex nor any member of the Furiex Group will take or permit to be taken any action at any time that jeopardizes the Contribution Tax Treatment, the Distribution Tax Treatment or both. Notwithstanding the foregoing, Furiex may take or permit to be taken any action prohibited by the preceding sentence, subject to, and without limiting or modifying, Furiex’s continuing indemnification obligation under Section 4.01(b), if (a) Furiex obtains the written consent of PPD (which consent shall not be unreasonably withheld) or (b) Furiex obtains a ruling from the Internal Revenue Service or an opinion of a nationally recognized firm, in form and substance reasonably satisfactory to PPD, that the taking of such action should not materially adversely affect either the Contribution Tax Treatment or the Distribution Tax Treatment.

3.02 PPD Covenants. Notwithstanding anything else to the contrary contained in this Agreement or any other agreement, PPD (on behalf of itself and all other members of the PPD Group) hereby confirms and agrees that neither PPD nor any member of the PPD Group will take or permit to be taken any action at any time that jeopardizes the Contribution Tax Treatment, the Distribution Tax Treatment or both. Notwithstanding the foregoing, PPD or a member of the PPD Group may take or permit to be taken any action prohibited by the preceding sentence, subject to, and without limiting or modifying, PPD’s continuing indemnification obligation under Section 4.01(a), if (a) PPD obtains the written consent of Furiex (which consent shall not be unreasonably withheld) or (b) PPD obtains a ruling from the Internal Revenue Service or an opinion of a nationally recognized firm, in form and substance reasonably satisfactory to Furiex, that the taking of such action should not materially adversely affect either the Contribution Tax Treatment or the Distribution Tax Treatment.

ARTICLE IV

INDEMNITY OBLIGATIONS AND PAYMENTS

4.01 Indemnity Obligations.

(a) Notwithstanding whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, PPD shall indemnify and hold harmless Furiex, each member of the Furiex Group and their respective directors, officers and employees (collectively, the “Furiex Indemnitees”) from and against, and will reimburse the Furiex Indemnitees for, (i) all PPD Taxes, (ii) any Transfer Taxes, and (iii) all Taxes, Liabilities and related costs, expenses and losses arising out of, based upon or relating or attributable to any breach of or inaccuracy in any representation, covenant or obligation of any member of the PPD Group under this Agreement.

(b) Notwithstanding whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, Furiex shall indemnify and hold harmless PPD, each member of the PPD Group and their respective directors, officers and employees (collectively, the “PPD Indemnitees”) from and against, and will reimburse the PPD Indemnities, for, (i) all Furiex Taxes and (ii) all Taxes, Liabilities and related costs, expenses and losses arising out of, based upon or relating or attributable to any breach of or inaccuracy in any representation, covenant or obligation of any member of the Furiex Group under this Agreement.

(c) Any claim for indemnification under this Section 4 shall be governed by, and be subject to, the provisions of Article V of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article V as incorporated herein shall be deemed to be references to this Agreement.

4.02 Notice. The Parties shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.

4.03 Treatment Of Payments. The Parties agree that any payment made between the Parties pursuant to this Agreement or any other Ancillary Agreement with respect to a Pre-Distribution Period or as a result of an event or action occurring in a Pre-Distribution Period shall be treated, to the extent permitted by law, for all Tax purposes as a nontaxable payment (i.e., a distribution or a capital contribution) made immediately prior to the Distribution as made pursuant to an obligation existing between the Parties as of the Distribution.

ARTICLE V

TAX CONTESTS

5.01 Notice. PPD shall promptly notify Furiex in writing upon receipt by PPD or any member of the PPD Group of a written communication from any Governmental Authority with respect to any pending or threatened audit, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which Furiex may be liable under this Agreement. Furiex shall promptly notify PPD in writing upon receipt by Furiex or any member of the Furiex Group of a written communication from any Governmental Authority with respect to any Tax Contest concerning any Taxes for which PPD may be liable under this Agreement.

5.02 Control of Contests by PPD. PPD shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving (a) any PPD Filed Tax Return, or (b) the Contribution or the Distribution or any transaction associated therewith as described in the Separation Agreement. Subject to PPD’s control right, upon request by Furiex, Furiex shall, at Furiex’s expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of Furiex or any member of the Furiex Group under this Agreement or that relates to the Contribution Tax Treatment or the Distribution Tax Treatment, and PPD shall not settle any such Tax Contest without the consent of Furiex, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything else to the contrary contained herein, in the case of any such Tax Contest relating to the Contribution Tax Treatment or the Distribution Tax Treatment, absent a settlement of such Tax Contest pursuant to the preceding sentence, PPD shall be required to exhaust, at Furiex’s expense, all administrative remedies available with respect to such Tax Contest.

5.03 Control of Contests by Furiex. Furiex shall have the full responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving any Furiex Filed Tax Return. Subject to Furiex’s control right, upon request by PPD, PPD shall, at PPD’s expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of PPD or any member of the PPD Group under this Agreement, and Furiex shall not settle any such Tax Contest with respect to any such items without the consent of PPD, which consent shall not be reasonably withheld, conditioned or delayed.

ARTICLE VI

COOPERATION

6.01 General. Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with the other Party in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

6.02 Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return in connection with any Tax Contest or otherwise that is inconsistent with (a) the allocation of Taxes between the PPD Group and the Furiex Group as set forth in this Agreement or (b) the Contribution Tax Treatment and the Distribution Tax Treatment.

ARTICLE VII

RETENTION OF RECORDS; ACCESS

7.01 Retention of Records; Access. For so long as the contents thereof may become material in the administration of any matter under applicable Tax law, but in any event until the later of (a) the expiration of any applicable statute of limitation and (b) seven years after the Distribution Date, the Parties shall (i) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any member of either the PPD Group or the Furiex Group for any Pre-Distribution Period or any Post-Distribution Period or for any Tax Contests relating to such Tax Returns, and (ii) provide to the other Party reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (ensuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of the requesting Party under this Agreement or for purposes of the preparation or filing of any such Tax Return of the requesting Party, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. At any time thereafter that a Party proposes to destroy such material or information, it shall notify the other Party in writing at least 30 days in advance, and the other Party shall be entitled to receive such materials or information proposed to be destroyed.

ARTICLE VIII

DISPUTE RESOLUTION

8.01 Dispute Resolution. The Parties shall attempt in good faith to resolve any disagreement arising under this Agreement, including any dispute in connection with a claim by a third party (a “Dispute”). Either Party may give the other Party written notice of any Dispute not resolved in the normal course of business. If such a Dispute is not resolved within 60 days following the date on which one Party gives such notice, the Parties shall jointly retain a nationally recognized law or accounting firm, reasonably acceptable to the Parties (the “Tax Advisor”), to act as an arbitrator in order to resolve the Dispute. The Tax Advisor’s determination as to any Dispute shall be made in accordance with the terms of this Agreement and shall be final and binding on the Parties and not subject to collateral attack for any reason (other than manifest error). All fees and expenses of the Tax Advisor shall be shared equally by PPD, on the one hand, and Furiex, on the other hand.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.01 Governing Law. This Agreement, except as expressly provided herein, shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina, irrespective of the choice of laws principles of the State of North Carolina as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

9.02 Application to Present and Future Subsidiaries. This Agreement is being entered into by PPD and Furiex on behalf of themselves and the members of their respective Groups. This Agreement shall constitute a direct obligation of each such entity. Articles III and VI of this Agreement shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of PPD or Furiex in the future.

9.03 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

9.04 Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

9.05 Addresses and Notices. All notices, consents, requests, instructions, approvals, statements, reports and other communications provided for herein shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to PPD:

Pharmaceutical Product Development, Inc.

929 Front Street

Wilmington, North Carolina 28401

Attention: CFO

Phone: (910) 251-0081

Facsimile: (910) 762-5280

With a copy to its General Counsel at the same address.

If to Furiex:

Furiex Pharmaceuticals, Inc.

3900 Paramount Parkway, Suite 150

Morrisville, North Carolina 27560

Attention: CFO

Phone: (919) 456-7800

Facsimile: (919) 456-7750

Either Party may, by written notice to the other Party, change the address to which such notices are to be given. Notice delivered personally shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed.

9.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

9.07 Waivers of Default. The failure of either Party to require strict performance by the other Party of any provision in this Agreement, or to exercise any right or remedy under this Agreement will not waive or diminish such Party’s right to demand strict performance or exercise thereafter of that or any other provision, right or remedy hereof.

9.08 Invalidity of Provisions. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

9.09 Complete Agreement. This Agreement contains the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, negotiations, discussions, writings, understanding, commitments and conversations pertaining thereto and there are no agreements or understandings between the Parties other than those set forth or referred to in this Agreement. In the event of any inconsistency between this Agreement and the Separation Agreement or any other agreements relating to the transactions contemplated by the Separation Agreement, the provisions of this Agreement shall control.

9.10 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Party.

9.11 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

9.12 Setoff. All payments to be made by any Party under this Agreement may be netted against payments due to such Party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement, and shall become effective when each counterpart has been signed by each of the Parties and delivered to the other Party.

9.14 No Third-Party Rights. This Agreement is only intended to allocate the responsibility for certain Taxes between PPD and Furiex and to address the other Tax matters stated herein. Nothing in this Agreement, express or implied, is intended or shall confer any right, benefit, claim or remedy of any nature whatsoever under or by reason of this Agreement upon any member of a Party’s Group or Person other than PPD and Furiex. PPD and Furiex acknowledge and agree that the respective rights of the PPD Indemnitees and the Furiex Indemnitees expressly provided under this Agreement may only be enforced by PPD and Furiex, respectively.

9.15 Separation Agreement. To the extent not inconsistent with any specific term of this Agreement, the provisions of the Separation Agreement shall apply in relevant part to this Agreement, including Article VII (Confidentiality), Sections 9.5 (Limitation of Liability,) 11.1 (Termination), 12.10 (Headings), 12.13 (Specific Performance), 12.14 (Amendments) and 12.15 (Waiver of Jury Trial) thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Tax Sharing Agreement to be executed by their duly authorized representatives as of the day and year first above written.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:	/s/ David L. Grange
Name:	David L. Grange
Title:	Chief Executive Officer

FURIEX PHARMACEUTICALS, INC.

By:	/s/ June S. Almenoff
Name:	June S. Almenoff
Title:	President and CMO